wescast industries inc.

WESCAST  RESPONDS TO AUTOMOTIVE NEWS ARTICLE

BRANTFORD, Ontario, June 24, 2003 – Wescast Industries Inc. (Nasdaq:WCST; TSX: WCS.A)  Mr. Ray Finnie, the President and Chief Executive Officer of Wescast Industries Inc. commented on a report published in the June 23, 2003 edition of Automotive News, that stated that Ford would transfer $50 million of its purchases from Wescast to Chinese factories.

“The article contained a statement concerning aspects of Wescast’s relationship with Ford.  As a matter of policy, Wescast does not comment on speculative matters or rumours and we do not disclose specific confidential relationship issues,” said Mr. Finnie.

Wescast has previously indicated that its customers have outlined aggressive costs targets which must be achieved in the future if Wescast is to remain competitive with offshore competitors, including those in China in particular.  Wescast continues to discuss and evaluate these cost targets with its customers so that it can respond appropriately in the future.

“As Wescast has previously noted, it is very clear that Asia is emerging as a significant marketplace for automotive OEMs and parts suppliers.  The OEMs are encouraging increased content levels from Asia in order to reduce costs,” said Mr. Finnie.

“To date, Wescast has not received any written communication from Ford that any existing Ford programs have been cancelled or transferred,” said Mr. Finnie.

About Wescast

Wescast Industries Inc. is the world's largest supplier of exhaust manifolds for passenger cars and light trucks.  The Company designs, develops, casts and machines high-quality iron exhaust manifolds for automotive OEMs.  Wescast recently entered the suspension and brake component market through the acquisition of Georgia Ductile.  It has sales and design centres in Canada, the United States, Germany and the United Kingdom, and sales representation in France and Japan.  The Company operates seven production facilities in North America, including a 49% interest in United Machining Inc., an accredited Minority supplier in Michigan.  It also has a 50% joint venture interest in Weslin Autoipari Rt., a Hungarian based supplier of cast iron exhaust manifolds and turbo charger housings for the European light vehicle market.  The Company is recognized worldwide for its quality products, innovative design solutions and highly committed workforce.

Learn more at www.wescast.com.

Forward Looking Statements

Wescast and its representatives may periodically make written or oral statements that are "forward-looking", including statements included in this news release and in our filings with applicable Securities Commissions and in reports to our stockholders.  These statements may be identified by words such as "believe,” "anticipate," "project,” “expect," "intend" or other similar expressions, and include all statements which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results). Such statements involve risks and uncertainties that may cause unanticipated events and actually evolve to be materially different from those either expressed or implied.  These factors include, but are not limited to, risks associated with the automotive industry, production, marketing and transportation such as loss of market, volatility of prices, currency fluctuations, environmental risks, competition from other producers and ability to access sufficient capital from internal and external sources; as a consequence, actual results may differ materially from those anticipated in the forward-looking statements. For more detailed information regarding these risks you may refer to Wescast's publicly filed documents with applicable Canadian securities authorities and the U.S. Securities and Exchange Commission.  Wescast undertakes no obligation to update any of these forward-looking statements.

For further information please contact:

Mr. Ray Finnie

President & CEO

Wescast Industries Inc.

(519) 750-0000